Exhibit 10.1
THIRD AMENDMENT TO LEASE
     THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is dated July 1, 2010, and is between ACQUIPORT UNICORN, INC., a Delaware corporation, having an office c/o Cushman & Wakefield of Massachusetts, Inc., 600 Unicorn Park Drive, Woburn, MA 01801 (“Landlord”); and LogMeIn, Inc., a Delaware corporation, having an address of 500 Unicorn Park Drive, Woburn, MA 01801 (“Tenant”).
RECITALS
     WHEREAS, Landlord and Tenant’s predecessor-in-interest Remotely Anywhere, Inc. entered into that certain Lease dated July 14, 2004, as amended by First Amendment to Lease dated as of December 14, 2005, between Landlord and 3AM Labs, Inc., and by Second Amendment to Lease dated as of October 19, 2007, between Landlord and Tenant (collectively, the “Lease”), whereby Tenant is leasing thirty-one thousand two hundred seventy-eight (31,278) rentable square feet of space (18,262 rentable square feet on the first floor, and 13,016 rentable square feet on the fifth floor) (the “Existing Premises”) in the building located at 500 Unicorn Park Drive, Woburn, Massachusetts (the “Building”)
     WHEREAS, Tenant desires to expand the Existing Premises, and the parties desire to amend the Lease subject to the terms hereof.
     NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.	Defined Term. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease, unless otherwise defined herein.

2.	Termination Date. Landlord and Tenant hereby confirm the currently scheduled Termination Date of the Lease is February 28, 2013, unless sooner terminated pursuant to the provisions of the Lease.

3.	Additional Space. As of September 1, 2010 (the “Additional Space Commencement Date”), the Existing Premises shall be expanded to include the space agreed by the parties to contain fourteen thousand five hundred thirty-five (14,535) rentable square feet on the first floor of the Building, as more particularly depicted on Exhibit A attached hereto and made a part hereof (the “Additional Space”). Therefore, as of the Additional Space Commencement Date, the Premises shall be deemed to contain forty-five thousand eight hundred thirteen (45,813) rentable square feet, and all references in the Lease to the Premises shall include the Additional Space.

4.	Additional Space Improvements. Tenant acknowledges it shall lease the Additional Space in its then “AS IS” condition, except Tenant shall perform the improvements and other work in and to the Additional Space (the “Additional Space Improvements”) in accordance with the terms, conditions, and provisions of Exhibit B attached hereto and made a part hereof. Without limiting the terms of this Amendment, all terms and conditions in the Lease governing alterations shall also apply to the Additional Space Improvements.
5.	Early Entry. Upon prior written notice from Landlord (anticipated, as of the date hereof, to be on or about July 1, 2010), Tenant shall be permitted to access the Premises prior to the Additional Space Commencement Date solely for the purpose of performing the Additional Space Improvements in the Additional Space and otherwise preparing the Additional Space for its occupancy and moving personal property into the Additional Space. In addition, Tenant shall be permitted to access the Premises with reasonable prior notice to Landlord after the date hereof solely for planning and preparation purposes (i.e., contractors, architects, etc.). The rights granted to Tenant under this Paragraph 5 shall be without obligation to pay Monthly Installments of Rent or Additional Rent therefor, provided all of such work shall be performed for Tenant so as not to cause or create any labor dispute for Landlord or to disrupt (except to a de minimise degree) the performance of any other work Landlord may be performing in the Building, and further provided Tenant complies with all of the other terms and provisions of the Lease, including, but not limited to, the insurance and indemnification provisions of the Lease.

6.	Additional Space Rent. The Reference Pages to the Lease are hereby amended to provide that, as of the Additional Space Commencement Date, the Annual Rent and Monthly Installment of Rent shall increase by the following amounts (net of tenant electricity, which shall be as set forth below in this Amendment) to incorporate the Additional Space:

	RSF OF	RATE PER		MONTHLY
	ADDITIONAL	RENTABLE		INSTALLMENT OF
PERIOD	SPACE	SQUARE FOOT	ANNUAL RENT	RENT
09/01/10-08/31/11	14,535 RSF	$21.75	$316,136.25	$26,344.69
09/01/11-08/31/12	14,535 RSF	$22.75	$330,671.25	$27,555.94
09/01/12-02/28/13	14,535 RSF	$23.75	$345,206.25	$28,767.19
Renewal Term(s)	14,535 RSF	fair market rental		One-twelfth (1/12th)of fair market rental
As noted in the table above, September 1, 2010 shall be the date that Annual Rent and Monthly Installments of Rent shall commence with respect to the Additional Space (the “Additional Space Rent Commencement Date”). Notwithstanding the foregoing, in the event Landlord does not provide Tenant with the early entry described above in Paragraph 5 of this Amendment on or before July 15, 2010, Landlord agrees that the Additional Space Rent Commencement Date shall be extended on a per diem basis for each day past July 15, 2010, that Landlord does not permit such early entry. In such event, however, all other dates referenced in the above table shall remain the same.

7.	Base Year. The Reference Pages of the Lease are hereby amended to reflect that, as of the Additional Space Commencement Date, for the Additional Space only, (a) the Base

Year (Expenses) shall be calendar year 2010 and (b) the Base Year (Taxes) shall be fiscal year 2011. In addition, for purposes of clarification, the Lease is hereby amended to reflect that, to the extent that Landlord incurs costs to manage, maintain, repair, and/or replace any portions of the Park, which costs relate to the Building and/or the Lot, the Expenses, Insurance, and Taxes shall include the Building’s pro rata share of such costs.
8.	Tenant’s Proportionate Share. The Reference Pages of the Lease are hereby amended to reflect that, as of the Additional Space Commencement Date, Tenant’s Proportionate Share with respect to the Additional Space only, is Seven and sixty-three hundredths percent (7.63%).

9.	Parking. The Reference Pages of the Lease are hereby amended to reflect that, as of the Additional Space Commencement Date, Tenant shall have, subject to the terms and conditions of the Lease, the right to a total of twenty-one (21) reserved, covered parking spaces on the Lot.

10.	Tenant’s SIC Code and Tenant’s NAICS Code. The Reference Pages of the Lease are hereby amended to reflect that Tenant’s SIC Code is 7372 and that Tenant’s NAICS Code is 334611.

11.	Tenant Electricity. Section 13.1 of the Lease is hereby amended to reflect that, as of the Additional Space Commencement Date, Tenant shall pay an initial estimated cost of One and 50/100 Dollars ($1.50) per rentable square foot contained in the Additional Space per annum, in addition to any electricity related to Tenant’s signage if the same is installed. Said amount shall be paid, as additional rent without notice from Landlord, on the same date as the Monthly Installments of Rent are due. Landlord shall have the right to reconcile such estimates with the actual submeter readings, and Landlord and Tenant shall reimburse each other for any overages or underpayments, as the case may be, within fifteen (15) days of such a reconciliation. This provision shall survive the expiration or sooner termination of this Lease.

12.	Lighting. Landlord shall install upgraded, energy efficient, indirect tenant lighting in the Additional Space. Landlord shall have no obligation to perform any of the foregoing work during overtime hours. Tenant agrees it shall coordinate and cooperate with Landlord, as reasonably necessary, to assist Landlord in Landlord’s performance of such work, which may include the temporary relocation of employees or furniture; however, Landlord agrees to use commercially reasonable efforts to minimize any disruption to Tenant’s business.

13.	Signage. Subject to the terms and conditions of this Paragraph, subject to any rights of other existing Building occupants as of the date hereof, and subject further to the zoning ordinances of the City of Woburn, Tenant shall have the right to install, at Tenant’s sole cost and expense, one (1) sign identifying Tenant on the upper right-hand side of the south end of the Route 93 face of the Building, which signage may be maintained only so long as Tenant leases and occupies at least the same amount of rentable square footage as the Premises contain as of the Additional Space Commencement Date (being 45,813 rentable square feet). Tenant’s signage rights set forth herein are subject to Tenant’s submission to Landlord of all plans and drawings with respect to the same for Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed if such signage (including the size and style of the lettering) is consistent with the standards applied at the Park for signage. Installation of said signage shall be subject to receipt by Tenant, at its sole cost, of all necessary permits and approvals (including, but not limited to, from the City of Woburn). Tenant shall be obligated to maintain its signage in good condition and repair at its sole cost. In addition, Tenant acknowledges that the right to signage is personal to Tenant named herein (and an Affiliate of Tenant named herein) and therefore does not inure to the benefit of any other assignees, subtenants, or other occupants of the Premises. Accordingly, in the event of any permitted assignment or sublease (unless to an Affiliate of Tenant named herein) of any portion of the Premises, Tenant’s right to signage shall be deemed null and void. Tenant shall also remove said signage (including, but not limited to, associated electrical components) upon the expiration or sooner termination of this Lease (or such earlier date if required by the terms of this Paragraph) and shall restore all affected areas to the condition existing prior to such installation, and all costs of the foregoing shall be borne by Tenant.
14.	Landlord’s Address. The Reference Pages of the Lease are hereby amended to reflect that Landlord’s Address is as follows:
Landlord’s Address:
Acquiport Unicorn, Inc.
c/o Cushman & Wakefield of Massachusetts, Inc.
600 Unicorn Park Drive
Woburn, MA 01801
With a copy of all notices to:
Day Pitney LLP
200 Campus Drive
Florham Park, New Jersey 07932
Attn: Grace J. Shin, Esq.
15.	Building Business Hours. The Lease is hereby amended to clarify that HVAC shall be provided on Saturdays between 8:00 a.m. and 1:00 p.m. upon prior request of Tenant in each instance.

16.	Authority. Each party hereby represents and warrants to the other that: (a) the execution and delivery of, the consummation of the transactions contemplated by and the performance of all its obligations under, this Amendment by such party have been duly and validly authorized by all applicable parties, including its general partners, to the extent required by its partnership agreement and applicable law, if such party is a partnership or, if such party is a limited liability company, by its manager, representative(s) or members to the extent required by its operating agreement and applicable law or, if such party is a corporation, by its board of directors, if necessary, and by its stockholders, if necessary, at meetings duly called and held on proper notice for that purpose at which there were respective quorums present and voting throughout; (b) no other approval, partnership, corporate, governmental or otherwise, is required to authorize any of the foregoing or to give effect to such party’s execution and delivery of this Amendment; and (c) the individual (or individuals) who executes and delivers this Amendment on behalf of such party is authorized to do so.
17.	Brokers. Tenant represents to Landlord that it neither consulted nor negotiated with any broker or finder with regard to this Amendment, other than T3 Advisors and Cushman & Wakefield of Massachusetts, Inc. Tenant agrees to indemnify, defend and save the Landlord and any mortgagee of the Premises harmless from and against any breach of the representation contained above in this Section 18.

18.	ERISA. The Lease is hereby amended to add the following as Article 41 of the Lease:
     41. ERISA.
          41.1 Landlord hereby advises that an affiliate of Landlord is a fund (the “Fund”) which holds the assets of one or more state and local government retirement plans (each, a “Plan”), and the Fund has contractually provided that it is subject to certain provisions of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and with respect to which JPMorgan Chase Bank (“JPMCB”) is a fiduciary and that, as a result, Landlord may be prohibited by law from engaging in certain transactions.
          41.2 Landlord hereby represents and warrants to Tenant that, as of the date hereof, the only Plans whose assets are invested in the Fund which, together with the interests of any other Plans maintained by the same employer or employee organization, represent a collective interest in the Fund in excess of ten percent (10%) of the total interests in the Fund (each, a “10% Plan”) are as follows (collectively, the “Existing 10% Plan”): NONE.
          41.3 Tenant represents and warrants that as of the date hereof, and at all times while it is a Tenant under this Lease, one of the following statements is, and will continue to be, true: (1) Tenant is not a “party in interest” (as defined in Section 3(14) of ERISA) (each a “Party in Interest”) with respect to the Existing 10% Plan or, (2) if Tenant is a Party in Interest, that:
               (A) neither Tenant nor its “affiliate” (as defined in Section V(c) of PTCE 84-14, “Affiliate”) has, or during the immediately preceding one (1) year has, exercised the authority to either: (i) appoint or terminate JPMCB as the qualified professional asset manager (as defined in Section V(a) of PTCE 84 -14, “QPAM”) of any of the assets of the Existing 10% Plan with respect to which Tenant or its Affiliate is a Party in Interest; or (ii) negotiate the terms of the agreement between such Existing 10% Plan and JPMCB, including renewals or modifications thereof; and
               (B) neither Tenant nor any entity controlling, or controlled by, Tenant owns a five percent (5%) or more interest (within the meaning of PTCE 84-14, “5% Interest”) in J.P. Morgan Chase & Co.

          41.4 In the event that Landlord or the Fund notifies Tenant in writing that a Plan other than the Existing 10% Plan may become a 10% Plan, Tenant will, within 10 days of such notification, inform the Fund in writing as to whether it can make the same representations which it made in subparagraph (c) of this Paragraph with respect to such prospective 10% Plan. Thereafter, if based on such representations made by Tenant such Plan becomes a 10% Plan, Tenant represents and warrants that, at all times during the period Tenant is a tenant under the Lease, one of the statements set forth in subparagraph (c) will be true with respect to such 10% Plan.
19. Miscellaneous.
          (a) Tenant agrees to respond, within ten (10) days following Landlord’s request therefor, to any requests for representations and warranties that Landlord may reasonably determine it needs in connection with the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Internal Revenue Code of 1986, as amended.
          (b) Tenant represents, warrants, and covenants that, as of the date hereof and to the best of its knowledge: (i) Landlord is not in default under any of its obligations under the Lease, (ii) Tenant is not in default of any of its obligations under the Lease, and (iii) no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Landlord or Tenant thereunder.
          (c) This Amendment constitutes the entire agreement of the parties pertaining to the subject matter of this Amendment. It supersedes all prior agreements of the parties, whether oral or written, pertaining to the subject matter of this Amendment.
          (d) This Amendment may not be amended except by an instrument in writing signed on behalf of both parties.
          (e) Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions, and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions, and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease as modified by this Amendment, their respective assigns.
          (f) This Amendment may be executed in counterparts, each of which is an original and all of which constitute one and the same instrument.
          (g) All defined terms used in this Amendment shall have the same meaning as in the Lease, except where this Amendment provides some other definition for a term.
[SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ACQUIPORT UNICORN, INC.
By:	/s/ Cavarly E.B. Garrett
	Name:	Cavarly E.B. Garrett
	Title:	Vice President

Dated: July 1, 2010

LogMeIn, INC.
By:	/s/ James F. Kelliher
	Name:	James F. Kelliher
	Title:	CFO

Dated: July 1, 2010

EXHIBIT A
ADDITIONAL SPACE
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EXHIBIT B
ADDITIONAL SPACE IMPROVEMENT WORK LETTER
Subject to and in consideration of the provisions of the Amendment between Landlord and Tenant to which this Exhibit B is attached, Tenant shall design and construct the Additional Space Improvements (the “Additional Space Improvement Work”) in accordance with the Final Plans, as more particularly set forth in this Exhibit.
The provisions of this Exhibit shall have the same force and effect as if this Exhibit were a numbered Paragraph of the Lease. In addition, the capitalized terms herein shall have the same meanings as ascribed thereto in the Amendment (or Lease, as the case may be), unless otherwise expressly provided herein to the contrary. The provisions of this Work Letter are intended to supplement the Lease, as amended herein, and are specifically subject to the provisions thereof. In the event of any conflict between the provisions of the Lease and the provisions of this Work Letter, the provisions of the Lease shall control.
1.	Landlord and Tenant agree that the following plans and specifications for the Additional Space Improvement Work constitute the approved Preliminary Plans: Architecture3s’s Plan Nos. A -401 dated 5/14/2010; A -201, as revised 6/14/2010; and A -903 dated 5/14/2010.

2.	Tenant shall provide Landlord with proposed final, construction drawings for the Additional Space Improvement Work (the “Final Plans”) for Landlord’s review and approval (which shall not be unreasonably withheld [and Landlord shall use commercially reasonable efforts to respond within five (5) business days], delayed, or conditioned, except as set forth in Paragraph 3 of this Exhibit B). Said proposed plans shall be based upon the Preliminary Plans approved by Landlord and shall include any necessary working drawings, details, schedules, and specifications for all architectural, electrical, mechanical systems and plumbing work within the Additional Space in a form sufficient to enable Tenant to obtain all construction permits and to perform the Additional Space Improvement Work without the need for additional details or information. In the event Landlord disapproves of the proposed Final Plans, such notice shall contain Landlord’s reasons for such disapproval and the requested modifications and/or eliminations. Subject to Paragraph 3 below, Landlord shall approve the proposed Final Plans, provided they are consistent with the Preliminary Plans. Tenant shall promptly modify or eliminate those items Landlord has disapproved and resubmit said proposed Final Plans for Landlord’s re-review and approval until the same has been approved. Upon Landlord’s approval of the proposed Final Plans, the same shall be deemed to be the “Final Plans.”

3.	Notwithstanding anything herein to the contrary, Landlord shall have sole and absolute discretion to approve or disapprove any components of the Final Plans (in addition to any Change Orders) that will be visible from the exterior of the Additional Space, will affect any structural or exterior element of the Building or any area or element or any facility
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serving any area of the Building, or will require unusual expense to readapt the Additional Space to normal use on lease termination (Landlord may not reject or disapprove the Final Plans for unusual expense to readapt the Lounge/Kitchen Area (as hereinafter defined) since restoration of such area is covered by Paragraph 5 below) or increase the costs of construction or of insurance or taxes on the Building, unless Tenant first gives assurance reasonably acceptable to Landlord for payment of such increased cost and that such readaption (excluding the Lounge/Kitchen Area) will be made prior to such termination without expense to Landlord. Landlord agrees, however, that, with respect to the Lounge/Kitchen Area, Landlord shall not unreasonably withhold its consent, provided the scope of the work thereto shall not include exposed ceilings or other work inconsistent with (or is not currently reflected in) the Preliminary Plans. In addition, in the event that the work to the Lounge/Kitchen Area requires more than a standard tapping in to the plumbing system for the installation of a kitchen sink, Landlord reserves the right to require that Tenant use Landlord’s approved contractor to perform such work.

4.	In the event Tenant desires a change to the Preliminary Plans and/or the Final Plans (“Change Order”), Tenant shall submit to Landlord, for its prior approval (which shall not be unreasonably withheld, delayed, or conditioned, except as set forth in Paragraph 3 of this Exhibit B), detailed plans and specifications and/or other appropriate documentation reasonably required by Landlord setting forth the proposed Change Order. In the event of a rejection by Landlord of the Change Order, or any part thereof, Tenant shall make changes to the proposed Change Order and resubmit to Landlord the revised plans and specifications or appropriate documentation pursuant hereto until Landlord approves such Change Order.

5.	Tenant shall, at its option, either (a) restore, at Tenant’s sole cost and expense, using Tenant’s own licensed contractors and to be completed as soon as possible (but, in any event, within thirty (30) days (not subject to extension for any reason)) following the expiration or sooner termination of the Lease, the Lounge/Kitchen Area to the condition existing prior to the Additional Space Improvement Work or (b) in consideration for Landlord’s agreement not to require Tenant to restore, at its sole cost and expense, the Lounge/Kitchen Area to the condition existing prior to the Additional Space Improvement Work, pay Landlord Forty Thousand and 00/100 Dollars ($40,000.00) prior to the expiration or sooner termination of the Lease (time being of the essence). As used herein, the “Lounge/Kitchen Area ” refers to approximately 2,800 square feet of space located in the Additional Space, as such Lounge/Kitchen Area is more particularly depicted on the Preliminary Plans. If Tenant elects clause (a) and fails to complete the work within the aforesaid time period, without limiting any other rights and remedies of Landlord, Tenant shall be deemed to be a holdover tenant of the Demised Premises. The foregoing terms in this Paragraph 5 shall be in addition to, and not in lieu of, any other obligations of Tenant under the Lease applicable to the performance by Tenant of work at the Demised Premises (by way of example and not limitation, obtaining approval of Tenant’s contractors).
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6.	Except to the extent caused by Landlord’s gross negligence or willful misconduct, Landlord shall not be liable in any way for any injury, loss, or damage that may occur to any Additional Space Improvement Work, which Additional Space Improvement Work is being performed solely at Tenant’s risk. If Tenant desires security (or if Landlord required Tenant to have security) for the Additional Space Improvement Work, Tenant shall be responsible for providing its own security during such construction at Tenant’s sole cost and expense.

7.	Tenant covenants and agrees all Additional Space Improvement Work, at Tenant’s sole cost and expense (but subject to Paragraph 10 below), shall be performed in a good and workmanlike manner, in accordance with the Final Plans, and in compliance with all applicable legal requirements, including, without limitation, all applicable building and construction codes. All materials installed in the Additional Space will be new and of a quality equal to or better than that contained in office buildings comparable to the Building in the competitive marketplace. Tenant acknowledges Landlord shall have the right to inspect all Additional Space Improvement Work, which shall be performed by contractors, Workers, and mechanics approved (which shall not be unreasonably withheld, delayed or conditioned) in advance by Landlord and who shall, in any event, be properly licensed and responsible. In addition, Tenant shall adhere to contractor rules and regulations provided by Landlord, if any. Tenant acknowledges it shall work harmoniously with any other Building tenant’s contractor (or Landlord, in the event Landlord is performing alterations for any other Building tenant). Nothing herein contained shall be construed as constituting the permission of Landlord for a mechanic or subcontractor to file a construction lien claim against the Additional Space and/or other part of the Building, and Tenant agrees to secure, within fifteen (15) days of such imposition, the removal of any such construction lien that a contractor purports to file against the same by payment or otherwise pursuant to law, and, in default thereof, Landlord shall have the right to bond or pay the lien or claim for the account of Tenant without inquiring into the validity of the lien or claim. In such event, Tenant shall reimburse Landlord upon demand the costs of the same (which costs shall include a reasonable amount sufficient to fully indemnify Landlord and/or its lender against such lien, with interest, together with reasonable expenses incident to discharging such construction lien and the defense of any such suit to enforce such construction lien, including any premiums charged for any bond and all reasonable attorneys’ fees and disbursements incurred).

8.	Tenant shall be responsible to pay Landlord, as Additional Rent, for its reasonable, out-of-pocket costs in connection with Landlord’s review of the Additional Space Improvement Work. Landlord shall deduct such costs from the Additional Space Improvement Allowance upon prior notice to Tenant of such deduction. Landlord shall endeavor to advise Tenant if and when such costs exceed an aggregate amount of One Thousand Dollars ($1,000).

9.	Upon completion of the Additional Space Improvement Work, Tenant shall deliver to Landlord as-built plans of said work, which plans shall be complete, detailed, and accurate and provided to Landlord on AutoCAD disks. The obligations of Tenant with
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respect to alterations under Section 6 of the Lease and the limitations on Landlord’s liability shall also apply to the respective parties with respect to Tenant’s performance of the Additional Space Improvement Work.

10.	Subject to the terms and conditions of this Exhibit B, Landlord shall contribute the amount of Eight and 50/100 Dollars ($8.50) per rentable square foot of the Additional Space (the “Additional Space Improvement Allowance”) towards certain costs incurred by Tenant for the Additional Space Improvement Work. Landlord and Tenant agree the Additional Space Improvement Allowance shall be disbursed by Landlord to Tenant within thirty (30) days following Tenant’s written request therefor, subject to the satisfaction of the following conditions precedent:
a.	Tenant shall be in full compliance with, and not in default under, applicable legal requirements and/or the provisions of the Lease;

b.	Tenant shall have obtained, and shall maintain, all necessary and appropriate permits, licenses, authorizations and approvals for the work for which payment is requested from all governmental authorities having or asserting jurisdiction, and shall have delivered true copies thereof to Landlord (other than a certificate of occupancy, which shall be provided to Landlord immediately upon receipt thereof, failing which Tenant shall be in material breach of this Lease without any cure period);

c.	Tenant shall have delivered to Landlord a complete requisition request as follows: (1) an application for payment and statement of Tenant’s general contractor containing the same substantive provisions as contained in the form of AIA Document G -702 and certifying substantial completion of the Additional Space Improvements, (2) contractor’s, subcontractor’s and material supplier’s waivers of liens showing payment and completion of the Additional Space Improvement Work for which disbursement is being requested, and (3) a written request from Tenant to disburse. In addition, Tenant shall provide to Landlord all detailed and itemized invoices marked “paid” and/or any other Documentation reasonably requested by Landlord supporting Tenant’s reimbursement request.

d.	The Additional Space Improvement Allowance shall be disbursed until the earlier of (y) February 15, 2011 (not subject to extension for any reason, including, but not limited to, force majeure) (and any requisitions made by Tenant by the aforesaid date, provided Tenant has satisfied all conditions precedent to make such requisition, shall also be eligible for disbursement) and (z) the date the Additional Space Improvement Allowance has been exhausted. In the event any portion of the Additional Space Improvement Allowance is remaining after the above referenced date, Tenant acknowledges it shall not have any credit, deduction, or offset with respect to said portion; and
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e.	Notwithstanding anything herein to the contrary, the Additional Space Improvement Allowance may be applied towards only those hard costs for the Additional Space Improvements that shall be surrendered with (and Tenant has no right to remove from) the Additional Space upon the expiration or sooner termination of the Lease. By way of example and not limitation, the Additional Space Improvement Allowance may therefore be applied towards the costs of painting, carpeting, wall coverings, partition walls, plumbing, electrical, life safety, HVAC (excluding any supplementary units), but shall expressly exclude furniture, tenant fixtures, office equipment, and voice and data wiring.
11.	Tenant agrees to indemnify, defend, and hold harmless Landlord and all additional insureds from any and all costs, expenses, claims, causes of action, damages, and liabilities of any type or nature whatsoever (including, but not limited to, reasonable attorneys’ fees and costs of litigation) arising out of or relating to the performance of the Additional Space Improvement Work, including, but not limited to, any acts or omissions of Tenant, its agents, employees, or contractors that causes a delay in any work being performed by Landlord or Landlord’s agents, employees, or contractors to complete any tenant improvements for other tenants in the Building. The foregoing indemnification obligations shall survive the expiration or sooner termination of the Lease and shall be in addition to, and not in lieu of, any indemnification obligations and any other rights and remedies available to Landlord under the terms of the Lease, at law, or in equity.
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